Exhibit 5.2

MILBANK, TWEED, HADLEY & McCLOY LLP

NEW YORK LOS ANGELES WASHINGTON, D.C. LONDON FRANKFURT MUNICH	Rua Colômbia, 325 São Paulo SP 01438-000 Brazil T 55.11.3927.7700	BEIJING HONG KONG SEOUL SINGAPORE TOKYO

February 1, 2017

Embraer S.A.

Avenida Presidente Juscelino Kubitschek, 1909, 14th and 15th floors

Torre Norte, São Paulo Corporate Towers, 04543-907, São Paulo State, Brazil

Embraer Netherlands Finance B.V.

Jachthavenweg 109 C, 1081KM, Amsterdam, The Netherlands

Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as United States counsel to Embraer S.A., a corporation (sociedade por ações) organized under the laws of Brazil (“Embraer”) and Embraer Netherlands Finance B.V., a private company with limited liability organized and existing under the laws of the Netherlands (“Embraer Finance” and together with Embraer, the “Embraer Companies”), in connection with an offering pursuant to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”) filed with the Securities and Exchange Commission (the “SEC”) on May 27, 2015 (File Nos. 333-204470 and 333-204470 -01) as amended as of its most recent effective date (the “Registration Statement”), of US$750,000,000 aggregate principal amount of 5.400% Notes due February 1, 2027 (the “Notes”) to be issued under an indenture dated as of June 15, 2015 (the “Base Indenture”) among Embraer, Embraer Finance and The Bank of New York Mellon (the “Trustee”), as supplemented by a second supplemental indenture dated as of February 1, 2017 among Embraer, Embraer Finance and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). Pursuant to the Indenture, Embraer will unconditionally guarantee Embraer Finance’s obligations under the Notes (the “Guarantee,” and together with the Notes, the “Securities”). Capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to them in the Indenture.

In so acting, we have examined certificates of public officials and certificates of officers of the Embraer Companies, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the Embraer Companies, and such other documents, records and papers as we have deemed relevant in order to give the opinions hereinafter set forth, including, without limitation, the following:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the prospectus included in the Registration Statement as of its most recent effective date (the “Base Prospectus”);

(c)	the prospectus supplement dated January 18, 2017 filed with the SEC (together with the Base Prospectus, the “Prospectus”);

(d)	the Indenture, including the forms of the Securities included therein;

(e)	the underwriting agreement – basic provisions dated June 8, 2015 and a terms agreement dated January 25, 2017 (together, the “Underwriting Agreement”) among Embraer, Embraer Finance, BB Securities Ltd., J.P. Morgan Securities LLC and Santander Investment Securities Inc. (collectively, the “Underwriters”).

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as electronic, facsimile, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to various questions of fact relevant to the opinions expressed herein, we (a) have assumed and have not independently established or verified, the accuracy of (i) certificates of governmental officials that we have reviewed, and (ii) certificates and oral or written statements and other information of or from representatives of the Embraer Companies, and (b) assume compliance on the part of all parties to the Indenture with their covenants and agreements contained therein.

In rendering the opinions expressed below, we have also assumed that:

(a)	each of the parties to the Indenture is duly organized and validly existing under the laws of its respective jurisdiction of organization and has the corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Securities issued under the Indenture;

(b)	the execution and delivery of the Indenture and the Securities have been duly authorized by all parties thereto;

(c)	all signatories to the Indenture and the Securities have been duly authorized to execute the Indenture and the Securities;

(d)	all authorizations, approvals or consents of, and all filings or registrations with, any governmental or regulatory authority or agency required under all applicable laws (other than, and only as to, the Embraer Companies, the laws of the State of New York and the federal laws of the United States) for the execution, delivery and performance of the Indenture and the Securities have been obtained or effected and are in full force and effect;

(e)	the execution, delivery and performance by each of the Embraer Companies of the Indenture and the Securities does not (x) contravene their bylaws or similar organizational documents or (y) violate, or require any consent not obtained under, any agreement or instrument applicable to or binding upon either of the Embraer Companies;

(f)	the Indenture and the Securities have been duly authorized, executed and delivered and constitute the legal, valid, binding and enforceable obligation of all of the parties thereto under all applicable law (except to the extent set forth in the opinions below as to the Embraer Companies with regard to the laws of the State of New York and the federal laws of the United States);

(g)	all authorizations, approvals or consents of, and all filings or registrations with, any governmental or regulatory authority or agency required under all applicable laws for the execution, delivery and performance of the Indenture and the Securities has been obtained or effected and are in full force and effect;

(h)	the Notes, when executed and delivered by Embraer Finance and authenticated and delivered by the Trustee in accordance with the terms of the Indenture and delivered and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute the legal, valid, binding and enforceable obligations of Embraer Finance under all applicable law (except to the extent set forth in the opinions below as to the Embraer Companies with regard to the laws of the State of New York);

(i)	the Guarantee, upon the execution, delivery and authentication of the Notes in accordance with the terms of the Indenture and the delivery of and payment for such Notes by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute the legal, valid, binding and enforceable obligations of Embraer under all applicable law (except to the extent set forth in the opinions below as to Embraer with regard to the laws of the State of New York);

(j)	the execution, delivery and performance by the Embraer Entities of the Indenture and the Securities are governed by the laws of the State of New York or the federal laws of the United States;

(k)	with respect to each party to the Indenture, each such party is in compliance with all applicable laws and regulations pertaining to the regulation of banks, trustees, fiduciaries or other financial institutions or affiliates of any thereof; and

(l)	the offering and sale of the Securities was made in the manner contemplated in the Prospectus and the Underwriting Agreement.

Based upon and subject to the foregoing and subject also to the qualifications and limitations set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.	The Securities have been duly executed and delivered and are valid, binding and enforceable obligations of each of the Embraer Entities, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of either of the Embraer Companies, (i) we have assumed that each of Embraer, Embraer Finance, and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Embraer and Embraer Finance regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable to general business entities in relation to the transactions of the type contemplated in the Indenture and the Securities), (ii) such opinion is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether enforcement is sought in equity or at law), (iii) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights, and (iv) we have also assumed that insofar as any obligation under the Indenture and the Securities is required to be performed in any jurisdiction outside the United States of America, such performance will not be ineffective or illegal under the laws of such jurisdiction.

We express no opinion as to the legality, validity, binding effect or enforceability of any provision of the Indenture or the Securities relating to indemnification, contribution or exculpation in connection with (i) violations of federal or state securities laws, (ii) violations of any public policy or (iii) liability for the indemnified or exculpated party’s own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

We express no opinion as to (i) Section 1.14 of the Base Indenture, to the extent that such provision purports to confer the subject matter jurisdiction of any New York state or U.S. federal court sitting in the Borough of Manhattan, The City of New York to adjudicate any controversy related to such document, (ii) the enforceability of the waiver of inconvenient forum set forth in Section 1.14 of the Base Indenture with respect to proceedings in any New York state or U.S. federal court sitting in the Borough of Manhattan, The City of New York insofar as a court may consider an objection that such court is an inconvenient forum and (iii) the choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a New York state or U.S. federal court sitting in the Borough of Manhattan, The City of New York and applying the law of the state of New York.

In addition, we note that the waiver of defenses relating to the Guarantee in Article XII of the Base Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York (such as reflected in New York’s anti-champerty statute).

We do not express or purport to express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. Accordingly, as to all matters governed by the laws of Brazil or The Netherlands involved in our opinions and the other matters set forth above, we have relied, without independent investigation, upon the opinion of Embraer’s associate general counsel and of the law firm Loyens & Loeff N.V., respectively, dated the date hereof, which opinions are being delivered to you concurrently herewith.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements thereto related to the offering of the Securities under the heading “Legal Matters,” as applicable, as counsel for Embraer and Embraer Finance who have passed on the validity of the Securities. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,
/s/ Milbank, Tweed, Hadley & McCloy LLP

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